Pricing Supplement Dated January 16, 1996                  Rule 424 (b) (3)
(To Prospectus dated November 8, 1995 and                  File No. 33-63627
 Prospectus Supplement dated November 8, 1995)


                                 PHH CORPORATION
                                Medium-Term Notes

Principal Amount:              $107,200,000                   Trade date:         January 16, 1996
Currency or Currency Unit:     U.S. Dollars                   Original Issue Date:     January 22, 1996
Issue Price:                   See Below                      Agent's Discount or Commission:    0.00%
Net Proceeds to Issuer:        $107,200,000                   Agent (s): Merrill Lynch & Co.
Maturity Date:                 January 22, 1997               CUSIP Number:       69332H DC 7
---------------------------------------------------------------------------------------------

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate (30 day H.15, MMY)         [ ] CD Rate
                           [ ] Federal Funds Effective Rate
                           [ ] LIBOR        [ ] Treasury Rate [X] Prime Rate    [ ] Other
                           ( ) Reuters Page:                                    (see attached)
                           ( ) Telerate Page:
Spread:                    minus 2.92%

Initial Interest Rate:     To be determined January 19, 1996

Interest Reset Dates:      Each Business Day to but excluding the Maturity Date

Interest Determination Date: One Business Day prior to Interest Reset Date

Interest Payment Dates:    April 22, 1996, July 22, 1996, October 22, 1996, and January 22, 1997

Index Maturity:            N/A

Day Count Convention:      [X] Actual/360 [ ] Actual/Actual [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes           [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:     %
     Annual Redemption Price Reduction:      % until Redemption Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes           [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global        [ ] Certificated

Agent's Capacity: [ ] Agent         [X] Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent  proposes  to offer the Notes at a fixed  initial  public
offering price of    % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of % of Principal Amount.

Other Terms: